Agree Realty Corporation Reports Operating Results for the Second Quarter 2011

FARMINGTON HILLS, Mich., July 28, 2011 /PRNewswire/ --

SECOND Quarter 2011 Highlights:

  2nd Quarter diluted FFO per share of $0.54
  Acquired Advance Auto Parts store in Marietta, Georgia for $1.3 million
  Executed lease with Vitamin Cottage Natural Food Markets, Inc. in former Borders location in Wichita, Kansas
  $0.40 per share quarterly dividend paid July 12, 2011

Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended June 30, 2011. Second quarter funds from operations (FFO) was $5,431,000 compared with FFO in the second quarter of 2010 of $5,899,000. FFO per diluted share for the second quarter of 2011 was $0.54 compared with $0.61 for the second quarter of 2010. A reconciliation of net income to FFO is included in the financial tables accompanying this press release. Net income for the second quarter of 2011 was $3,823,000, or $0.38 per diluted share, compared with net income for the second quarter of 2010 of $4,431,000, or $0.46 per share. Total revenues increased 10.0% to $9,606,000, compared with total revenues of $8,759,000 in the second quarter of 2010.

For the six months ended June 30, 2011, FFO was $11,749,000 compared with FFO for the six months ended June 30, 2010 of $11,955,000. FFO per diluted share was $1.17 compared with $1.32 for the six months ended June 30, 2010. FFO per share decreased primarily due to an increase in the weighted average shares outstanding as the result of the common share offering in April 2010. Net income was $8,523,000, or $0.85 per diluted share, compared with net income for the comparable period last year of $14,400,000, or $1.59 per diluted share. Net income for the six months of 2010, included a gain of $5,328,000, or $0.59 per share from the sale of the Company's Santa Barbara, California Borders Books store. Total revenues increased 11.9% to $19,851,000 compared with total revenues of $17,736,000 for the comparable period last year.

"We are pleased with our operating results for the second quarter," said Joey Agree, President and Chief Operating Officer. "We substantially completed our Berkeley, California project on behalf of Walgreens during the second quarter of this year. Our development and acquisition pipelines continue to grow and produce high-quality net lease opportunities."

Borders Bankruptcy Status

Borders Group, Inc. and certain of its subsidiaries, including Borders, Inc., has been operating in a Chapter 11 bankruptcy since February 16, 2011. In July 2011, Borders, being unable to conclude a sale as a going concern, sought and received the bankruptcy court's approval for the liquidation of all of the assets of Borders, including its leases. The Company has seven locations currently leased by Borders. The Borders liquidation will negatively affect the Company's future operating results due to the closure of the additional Borders locations. Until Borders determines its plan for each of the Company's locations, there will be uncertainty in determining the ultimate impact on the Company's operations. The Company has been actively marketing all of the Borders locations for potential retenanting or disposition.

The former Borders location in Wichita, Kansas has been leased to Vitamin Cottage Natural Food Markets, Inc. They plan to open a Natural Grocers by Vitamin Cottage store in the location.

Dividend

The Company paid a cash dividend of $0.40 per share on July 12, 2011 to shareholders of record on June 30, 2011. The dividend is equivalent to an annualized dividend of $1.60 per share and represents a payout ratio of 74.0% of FFO for the quarter.

Portfolio

At June 30, 2011, the Company's total assets were $281,363,000 and its portfolio consisted of 81 properties located in 17 states and totaling 3,803,850 square feet of gross leasable space. The portfolio was 96.6% leased at the end of the quarter.

The Company's construction in progress balance totaled approximately $308,000 at June 30, 2011.

Major Tenants

The following is a breakdown of base rents in effect at June 30, 2011 for each of the Company's major tenants:

Major Tenant	Annualized Base Rent (A)	Percent of Total Base Rent

Walgreens (30)	$ 11,299,499	34%
Kmart (12)	3,847,911	11
Borders (7)	3,184,037	9
Total	$ 18,331,447	54%

(A) Annualized base rent and number of locations for Borders excludes the two subleases that were assigned to Agree effective July 1, 2011.

Lease Expirations

The following table, as of June 30, 2011, sets forth lease expirations for the next 10 years for the Company's freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2011	3	39,399	1.1%	273,037.8%
2012	26	289,787	7.9%	1,369,490	4.1%
2013	20	321,663	8.8%	1,625,397	4.8%
2014	19	225,770	6.1%	1,247,766	3.7%
2015	23	807,095	22.0%	3,916,678	11.6%
2016	15	116,860	3.2%	840,826	2.5%
2017	8	59,804	1.6%	669,287	2.0%
2018	11	183,994	5.0%	2,541,267	7.6%
2019	6	70,170	1.9%	1,741,879	5.2%
2020	6	170,718	4.6%	2,068,701	6.1%
Thereafter	49	1,389,525	37.8%	17,355,330	51.6%
Total	186	3,674,785		$33,649,658

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at June 30, 2011 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$ 29,344,904	87%
Regional	2,895,990	9
Local	1,408,764	4
Total	$ 33,649,658	100%

Outstanding Shares and Operating Partnership Units

For the three and six months ended June 30, 2011, the Company's fully diluted weighted average shares outstanding were 9,655,921 and 9,656,599. The basic weighted average shares outstanding for the three and six months ended June 30, 2011 were 9,628,874 and 9,625,072.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of June 30, 2011, there were 347,619 operating partnership units outstanding and the Company held a 96.59% interest.

Development Activity

The Company developed a retail space on behalf of Walgreens located at the southeast corner of Shattuck Avenue and Cedar Street in Berkeley, California. The retail space was formerly occupied by Elephant Pharmacy. The Company managed and coordinated the development process and oversaw the construction for a fee. The development process commenced during the first quarter of 2011 and the project was completed and delivered to the tenant during the second quarter of 2011.

Acquisition Activity

In June, the Company acquired a retail property net leased to Advance Auto Parts for a total of approximately $1,335,000. The property is located in Marietta, Georgia.

About Agree Realty Corporation

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant properties leased to retail tenants and neighborhood community shopping centers. The Company currently owns and operates a portfolio of 81 properties, located in 17 states and containing approximately 3.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2010. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010
Revenues:
Minimum rents	$8,295	$7,950	$17,351	$15,842
Percentage rent	5	12	21	13
Operating cost reimbursements	762	641	1,501	1,310
Development fee income	483	139	895	536
Other income	61	17	83	35
Total Revenues	9,606	8,759	19,851	17,736
Expenses:
Real estate taxes	792	507	1,406	996
Property operating expenses	388	330	809	726
Land lease payments	255	97	482	194
General and administration	1,521	1,202	2,963	2,454
Depreciation and amortization	1,621	1,409	3,249	2,752
Interest expense	1,206	1,124	2,511	2,394
Total Expenses	5,783	4,669	11,420	9,516
Income before discontinued operations	3,823	4,090	8,431	8,220
Sale of asset from discontinued operations	-	(4)	-	5,328
Income from discontinued operations	-	345	92	852
Net Income	3,823	4,431	8,523	14,400
Net income attributable to non-controlling interest	130	140	290	542
Net Income Attributable to Agree Realty Corporation	$3,693	$4,291	$8,233	$13,858
Net Income Per Share – Dilutive	$0.38	$0.46	$0.85	$1.59
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$3,823	$4,431	$8,523	$14,400
Depreciation of real estate assets	1,581	1,444	3,173	2,844
Amortization of leasing costs	27	20	53	39
Sale of fixed asset	-	4	-	(5,328)
Funds from Operations	$5,431	$5,899	$11,749	$11,955
Funds from Operations Per Share – Dilutive	$0.54	$0.61	$1.17	$1.32
Weighted average number of shares and OP units outstanding – dilutive	10,004	9,696	10,004	9,080

(1)  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)
	June 30, 2011	December 31, 2010
Assets
Land	$105,215	$103,693
Buildings	230,186	227,646
Accumulated depreciation	(69,075)	(66,111)
Property under development	308	359
Property held for sale	-	6,522
Cash and cash equivalents	852	593
Accounts receivable	2,671	1,330
Deferred costs, net of amortization	10,355	10,098
Other assets	851	912
Total Assets	$281,363	$285,042

Liabilities
Mortgages payable	$68,801	$71,527
Notes payable	27,329	28,380
Deferred revenue	9,001	9,346
Dividends and distributions payable	4,075	5,146
Other liabilities	3,936	3,513
Total Liabilities	113,142	117,912

Stockholders' Equity
Common stock (9,857,314 and 9,759,014 shares)	1	1
Additional paid-in capital	180,424	179,705
Deficit	(14,355)	(14,702)
Accumulated other comprehensive income (loss)	(753)	(765)
Non-controlling interest	2,904	2,891
Total Stockholders' Equity	168,221	167,130
	$281,363	$285,042

CONTACT: Alan Maximiuk, Chief Financial Officer, +1-248-737-4190